NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held November 9, 2000

                            Sundog Technologies, Inc.

To the Shareholders of
Sundog Technologies, Inc.:

         You are cordially invited to attend the Annual Meeting of Shareholders of Sundog Technologies, Inc. (the "Company"), which will be held on Thursday, November 9, 2000, at 10 a.m., at the Marriott Courtyard located at 10701 South Holiday Park Drive, Sandy, Utah (the "Annual Meeting"), for the following purposes, which are more fully described in the Proxy Statement accompanying this Notice:

         (i) To elect three members of the Board of Directors of the Company, each to serve until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

         (ii) To consider and vote upon a proposal to amend the Company's Certificate of Incorporation in order to effect a 2 to 1 reverse stock split with respect to outstanding shares of our common stock;

         (iii) To consider and vote upon a proposal to ratify the appointment of Mantyla McReynolds, a Professional Corporation, as independent auditors of the Company for the fiscal year ending March 31, 2001; and

         (iv) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on September 30, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

         All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote, sign, date, and return the enclosed Proxy as promptly as possible in the enclosed postage-prepaid envelope. Shareholders attending the Annual Meeting may vote in person even if they have returned a Proxy.

                              BY ORDER OF THE BOARD OF DIRECTORS




                              By: /s/ Alan Rudd
                              -----------------
                                      Alan Rudd, President

Dated: October 2, 2000










                                    IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                            Sundog Technologies, Inc.
                           10542 South Jordan Gateway
                                    Suite 200
                            South Jordan, Utah 84095

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                       For Annual Meeting of Shareholders

                                November 9, 2000

                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of Sundog Technologies, Inc., a Delaware corporation ("Sundog" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies from holders of outstanding shares of the Company's common stock, par value $.001 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held Thursday, November 9, 2000, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about October __, 2000.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone, facsimile transmission, e-mail or web posting. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Common Stock for the forwarding of solicitation materials to such beneficial owners, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

                                     VOTING

Record Date

         The Board of Directors has fixed the close of business on September 30, 2000 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 23,929,745 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, 23,929,745 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting

Proxies

         Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of each of the three director nominees; (ii) FOR the approval of the amendment to our Certificate of Incorporation effecting the proposed 2 to 1 reverse stock split;
(iii) FOR the ratification of the appointment by the Board of Directors of Mantyla McReynolds to be the independent auditors of the Company for the fiscal year ending March 31, 2001; and (iv) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

         A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Quorum and Required Vote

         A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as "represented" for the purpose of determining the presence or absence of a quorum.

         In the election of directors, the three nominees receiving the highest number of votes will be elected. The Company does not have cumulative voting for directors. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting.

         The proposed amendment to the Company's Certificate of Incorporation effecting the 2 to 1 reverse stock split, will be approved, in accordance with Delaware law, if the a majority of the outstanding shares of Common Stock are cast in favor of the matter. As a result, abstentions and broker non-votes will be the equivalent of votes against such proposed amendment.

         The ratification of selection of an independent auditor and any other matter presented for approval by the shareholders generally will be approved, in accordance with Delaware law, if the votes cast in favor of the matter exceed the votes opposing such matter. As a result, abstentions and broker non-votes will not affect the outcome of any such matter.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees for Election as Directors

         At the Annual Meeting, three directors of the Company constituting the entire Board of Directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected. Certain information with respect to each nominee for director is set forth below.


---------------------------------------------------------------------------------------
Name                 Age                  Position                       Director Since
---------------------------------------------------------------------------------------
Alan Rudd            48      CEO, President and Chairman of the Board    January 2000
John Zollinger       32      CTO, Vice President of Engineering          October 1997
Bryan T. Allen       33      Outside director                            August 2000

         The following paragraphs set forth information about each nominee for election as directors.

         ALAN RUDD, 48 , joined Sundog as Chairman & Chief Executive Officer on January 1, 2000. Rudd brings more than 20 years experience in the computer industry to Sundog. From March 1996 to November 9999 Rudd was the CEO of Vinca Corporation, a Utah-based company that provided continuous availability software for Microsoft-, Novell- and IBM-distributed network platforms. Under Rudd's leadership, Vinca became a recognized worldwide leader in high availability solutions. Vinca was acquired by Legato Systems of Palo Alto, California (NASDAQ: LGTO) on July 31, 1999. In addition to his role as Chairman and CEO of Sundog, Rudd serves on the Board of Directors of Envision Development Corporation (AMEX: EDV), a leader in innovative ebusiness solutions. Sundog is the owner of approximately 19.9% of the outstanding stock of Envision.

         Rudd has a keen understanding of how to build a company from the beginning stages to a driving market force. In addition to building Vinca Corporation into a market leader, Rudd spent ten years in senior management positions at Novell where he helped to grow Novell into the worldwide leader in network computing. His positions at Novell included Legal Counsel, Regional Manager, Area Director and Vice President of OEM Operations.

         Rudd has a bachelor's degree in Business Administration and Finance and a juris doctorate from Brigham Young University. Following law school, he spent seven years as in-house legal counsel for several corporations including State Farm Insurance and Prime Computer before joining Novell and moving into corporate management.

         JOHN ZOLLINGER, 32, has been a director and Vice President of Engineering at Sundog since October of 1997. Zollinger has been involved in nearly all aspects of the software engineering industry during the past eleven years. His industry experience spans enterprise development from warehousing/processing, telecommunications, banking, oil and gas, insurance, and commodity trading systems. In addition to his skills in analyzing, designing and implementing mission critical software systems, Zollinger has a proven ability to manage and bring together diverse groups of engineers to achieve complex software project goals.

         While working with Moore Business Communications Services from 1986 to 1994, Zollinger led the engineering team that designed and implemented a large-scale order fulfillment and management system for the telecommunications industry. This system enabled AT&T to launch a new successful business unit and has since been used by other large telecommunication companies such as Sprint, MCI and GTE. As an independent engineering consultant for Palo Alto-based Filoli from 1994 to 1996, Zollinger helped guide the development of a highly distributed claims handling system for Industrial Indemnity. Zollinger brought to this project extensive experience in the development of advanced data migration and data distribution systems. Zollinger also assisted EOTT Energy Partners in establishing standard practices for object-oriented analysis, design, and implementation of an enterprise-wide oil and gas trading system.

         BRYAN ALLEN, 33, is outside counsel to Sundog and has served as director of Sundog since August 2000. Allen is of counsel at the law firm of Stoel Rives, L.P. in Salt Lake City, Utah, where he advises clients on corporate, securities, acquisition and other business matters. Allen received bachelors degrees, summa cum laude, from the University of Utah in Economics and Chinese Studies, received a masters degree in religion, cum laude, from the Yale Divinity School, and received his Juris Doctorate from Yale Law School.

Meetings and Committees

         During the fiscal year ended March 31, 2000, our Board of Directors met 5 times. All incumbent directors attended at least 75% of all board meetings and applicable committee meetings.

         The Company does not presently have a standing audit committee, nominating committee or compensation committee, but intends to select an audit committee during the coming fiscal year.

Director Compensation.

         Currently, non-employee directors are not compensated. The Company may provide stock options or other compensation to directors and officers in order to align the interests of these key personnel with the overall interests of the Company.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

         In addition to Messrs. Rudd and Zollinger, whose biographies are set forth above, certain biographical information is furnished below with respect to the following executive officers and key employees of the Company and its subsidiaries:

         STEPHEN L. RUSSO, 42, has been the Vice President of Operations and the Chief Financial Officer of Sundog since February of 2000. He is a CPA, and his education and experience in accounting and operations span more than 19 years and include expertise in financial system design and implementation with significant experience in SEC disclosure and compliance. From October of 1992 to October of 1997, Russo served as vice president of operations and CFO of Vinca Corporation where he was instrumental in growing the company to the worldwide leader in high availability solutions. Russo was one of the key negotiators in the sale of Vinca Corporation to Legato Systems, Palo Alto, California on July 31, 1999. From September of 1989 to October of 1992, Russo served as president of Merisoft, a high-tech voice recognition company, where he was also instrumental in growing the company and selling it for a substantial profit. Russo is a graduate of Brigham Young University with a degree in Accounting.

         In his position as Vice President of Operations, Russo is responsible for maintaining strong profitability for Sundog by maintaining good profit margins, budgeting and strategic fiscal management. He is also part of the team deciding how to effectively position the Company for future profitability and taking responsibility for growing the Company through acquisition of companies and technologies that fit the mission and objectives of the Company. He is a key part of implementing electronic tools and programs that are an integral part of growing the business through technology. He and part of his team are responsible to constantly look for new tools to make the Company more efficient and more profitable by serving the customer better.

         ART DEARING, 41, has been the Vice President of Worldwide Business Development for Sundog since February of 2000. Dearing has been instrumental in developing relationships with a number of key business partners in strategic markets such as mobile computing. Dearing brings more than seventeen years of experience in high technology, including the ownership of two successful computer businesses offering complete system design and consulting services. He was the principal architect of a POS system that is still being used today by a major retail grocery chain. Prior to commencing work at Sundog, Dearing was Director of Strategic Relations for Vinca Corporation from December of 1993 to January of 2000, where he demonstrated the ability to more than double revenue through an OEM and marketing relationship with IBM. Through the IBM partnership he was the key player in multi-million dollar sales to both the Bank of Brazil and Wal-Mart. Dearing has extensive experience in setting product strategy with his broad range of technical expertise. He spent approximately two years, from January of 1992 to November of 1993, at DEC in Technical Consulting where he was responsible for supporting sales in the design and implementation of systems for large enterprise customers. While at DEC Art was largely responsible for a multi-million dollar deal with Micron for the technical support of PC LANs in eight states. Art has a BS in Engineering from San Diego State University.

         JEFFREY L. SWAIN, 41, has been Vice President of Strategic Relations for Sundog since February of 2000. His role includes the development of a two-tier distribution channel as well as the development of OEM partners with the intent of proliferating Sundog's technologies into hot markets such as mobile computing and Web content update. Swain brings more than twelve years of sales experience in the network computing industry having served as Director of Channel Sales for Legato Systems, Inc., a leader in enterprise storage management, from January 1999 to February 2000. While at Legato, Jeff increased channel sales over 40% in less than six months. He managed the inside sales team and in one sales promotion his team increased software maintenance sales by 400%. Swain has shown an in-depth knowledge of selling through a channel and has developed strong and sustained relationships with the key channel partners in this industry. Prior to working at Legato, he was a Major Market Account Manager for Informix in the Southeastern region from April 1996 to December 1997. He proved his ability to sell to large complex companies such as Walt Disney World, W.R. Grace and the State of Florida. Swain also sold a site license to twelve counties in Florida to be used for statewide electronic ticketing. Jeff developed particular expertise in selling to state and local government entities as State and Local Government Sales Manager for Novell from July 1994 to April 1996. He and his team sold a master site license agreement to seventeen of the twenty top states in the United States, plus multi-million dollar site licenses to the EPA and US Courts. Swain attended Brigham Young University with an emphasis in Business Management and Psychology.

         SUSAN RICHARDS, 52, joined Sundog in April of 2000, bringing with her more than fifteen years of experience in the network computing industry in all facets of marketing communications. She has been instrumental in building company and brand recognition for both large and small companies through public relations, advertising, events and other marketing programs.

         Prior to joining Sundog, Richards directed all marketing communications for Vinca Corporation, the worldwide leader in high availability solutions from April of 1993 to April of 1999. At Legato Systems, Inc., from August 1999 to March of 2000, Susan directed all public relations worldwide. Richards held several key positions at Novell in Corporate Communications and Marketing Communications for Service and Education from June of 1986 to April of 1993 and she was also a senior associate with Network Associates handling public relations activities for numerous clients including Novell and WordPerfect.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table provides certain summary information concerning the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, as well as all other executive officers of the Company whose aggregate compensation for the fiscal year ended March 31, 2000 exceeded $100,000 (collectively, the "Named Executive Officers"). Stephen Russell was the Chief Executive Officer of Sundog until August 1, 1999. Carl Steffens was the interim Chief Executive Officer of Sundog from August 1, 1999 until November of 1999. Upon his resignation, Mr. Rudd was appointed to serve as Chief Executive Officer.


                                        Annual Compensation                       Long-Term Compensation
                                        -------------------                       ----------------------
                                                                                  Awards                Payouts
                                                                                  ------                -------
                                                             Other
                                                             Annual      Restricted    Securities
Name and Principal                     Salary    Bonus      Compensa       Stock       Underlying       LTIP       All Other
     Position                   Year     ($)      ($)       -tion ($)     Award(s)($)    Options     Payouts ($)  Compensation($)
     --------                   ----     ---      ---       ---------     -----------    -------     -----------  ---------------
Alan Rudd, CEO, President       2000   56,250      --          --            --            --            --            --
(from Jan. 1, 2000 to           1999      -        --          --            --            **            --            --
present)                        1998      -        --          --            --            --            --            --

Carl Steffens, interim CEO      2000   60,000      --          --            --                          --            --
(from August 1, 1999 to         1999     --        --          --            --                          --            --
November 30, 1999)              1998     --        --          --            --         250,000          --            --

Stephen Russell CEO,            2000   41,583      --          --            --            --            --            --
President (from April 1,        1999   95,000      --          --            --            --            --            --
1999 to August 1, 1999          1998   46,667      --          --        1,540,000*        --            --            --

* In October, 1997, Arkona, LLC was consolidated with The Thorsden Group Ltd. to form Sundog. In such transaction the founders of Arkona, LLC were issued a substantial number of shares of Common Stock of Sundog. Mr. Russell received 1,540,000 shares of Common Stock in such transaction.

** Does not include  options to  purchase  Common  Stock  granted to Mr. Rudd by
Caldera  Holding   Company,   L.C.  See  "Certain   Relationships   And  Related
Transactions."

Option Grants in Last Fiscal Year

         The following table sets forth-individual grants of options to acquire shares of Common Stock made by the Company to the Named Executive Officers during the fiscal year ended March 31, 2000.

                                            Percent of Total
                                           Options Granted to
                                          Employees in Fiscal
    Name             Options Granted              Year              Exercise Price         Expiration Date
    ----             ---------------              ----              --------------         ---------------
Alan Rudd                  --*                     --                     Nil                    Nil

Carl Steffens            250,000                 17.5%                   $.30                09/30/2002

Stephen Russell            --                      --                     Nil                    Nil

-------------------------------------------------------------------------------------------------------------

*  Does not include  options to  purchase  Common  Stock  granted to Mr. Rudd by
Caldera  Holding   Company,   L.C.  See  "Certain   Relationships   And  Related
Transactions."

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

         The following table sets forth the aggregate value of unexercised options to acquire shares of Common Stock granted by the Company and held by the Named Executive Officers on March 31, 2000 and the value realized upon the exercise of options during the fiscal year ended March 31, 2000. Our Common Stock is not listed on an exchange or other quotations service, and accordingly, the Company cannot accurately determine the fair market value of a share of Common Stock as of the end of its most recent fiscal year. For purposes of the following table, we have assumed that the fair market value of a share of Common Stock on March 31, 2000, the last day of our most recent fiscal year, was $1.00.

                                                              Number of Unexercised          Value of Unexercised
                                                            Options at FY End 2000(1)     In-the-Money Options at FY
                                                                                               End 2000 ($)(2)
                      Shares Acquired    Value Realized
        Name             on Exercise            ($)          Exercisable/Unexercisable     Exercisable/Unexercisable
        ----             -----------            ---          -------------------------     -------------------------
 Alan Rudd                  --                 --                      Nil                           Nil*

Carl Steffens               --                 --                    250,000                       $175,000

Stephen Russell             --                 --                      Nil                           Nil

* Does not include options to purchase Common Stock granted to Mr. Rudd by Caldera Holding Company, L.C. See "Certain Relationships And Related Transactions."

(1) Includes shares of Common Stock subject to options exercisable within 60 days of March 31, 2000.

(2) Calculated based on the difference between the exercise price and the price of a share of Common Stock on March 31, 2000. Our Common Stock is not listed on an exchange or other quotations service, and accordingly, the Company cannot accurately determine the fair market value of a share of Common Stock as of the end of its most recent fiscal year. For purposes of the following table, we have assumed that the fair market value of a share of Common Stock on March 31, 2000, the last day of our most recent fiscal year, was $1.00.

Employment Agreements and Change of Control Arrangements

         The Company has not entered into any employment agreements or change of control agreements with its named executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain founding shareholders, specifically, Marty Alfred, Bruce Baird, Jeffrey Barlow, John Blumenthal, Tim Kapp, Stephen Russell, Dave Valenti, Gary Wright, and John Zollinger obtained Common Stock in return for contributions and development of Sundog's predecessor, Arkona, L.L.C., which was subsequently merged into The Thorsden Group Ltd., and renamed Sundog Technologies, Inc. These founding shareholders received a total of 14,000,000 shares of Common Stock and then collectively entered into an agreement with Caldera Holding Company, L.C., wherein Caldera was given the right to grant derivative options to third parties with respect to 7,523,000 of such shares in order to encourage the development and increased productivity of Sundog. Holders of the shares underlying the derivative options are entitled to dividends and distributions with respect to such shares until the options are exercised. However, Caldera has been granted dispositive voting power with respect to all shares subject to its agreement with the founding shareholders so long as the agreement remains in place. The agreement expires upon Caldera's award of the last of the derivative options or at the end of three years, whichever occurs first, at which time voting power returns to the founding shareholders. As an inducement to the new management team of Sundog to join the Company, Caldera has granted the following officers the number of derivative options following each of their names: Alan Rudd (2,000,000), Steve Russo (150,000), Jeff Swain (100,000), and Art Dearing (100,000).

         Bryan Allen, nominee for director, was formerly a partner at the law firm of Parr Waddoups Brown Gee & Loveless and recently became of counsel with the law firm of Stoel Rives, L.P. Mr. Allen provides legal services to Sundog when, if and as requested Sundog. During the first eight months of the 2000 calendar year, Parr Waddoups Brown Gee & Loveless billed Sundog for $26,192 in legal services and Stoel Rives billed Sundog for $0.00 in legal services.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders

         The following table sets forth information as of September 15, 2000 with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director or nominee, by each of the Named Executive Officers and by all directors and officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.

                                                                    Beneficial Ownership as of
                                                                       September 15, 2000(1)
                                                                       ---------------------
         Name and Address of Beneficial Owner                   Number of Shares    Percentage of Class(2)
         ------------------------------------                   ----------------    ----------------------
         Directors and Named Executive Officers

         Alan Rudd  (CEO, President, Director)
         6769 Walker Mill Dr.
         Salt Lake City, UT 84124                                 1,500,000(3)             5.9%

         John Zollinger (CTO, V.P. of Engineer, Director)
         11008 Shelwood Circle
         South Jordan, UT 84095                                   1,050,000                4.39%

         Bryan Allen (Director)
         2172 East Kensington Avenue
          Salt Lake City, UT  84093                               -0-                      *

         Carl Steffens (Interim CEO Aug. - Nov. 1999)
         1530 Tiptoe Lane
         Los Altos, CA  94024                                     250,000(4)               *

         Stephen Russell  (CEO Apr. - Aug. 1999)
         134 Montelena Court
         Mountain View, CA 94040                                  550,000                  2.30%
         Principal Holders of Common Stock

         Caldera Holdings LLC
         36 South State St.
         Suite 2000
         Salt Lake City, UT 84111                                 7,523,000(5)             31.438%

         John Blumenthal
         4432 Emigration Canyon
          Salt Lake City, UT 84108                                2,156,000                9.010%

         All officers and directors as a group (8 persons)        3,350,000(6)             12.59%

* Less than one percent
---------------------------

(1) Beneficial ownership as a percentage of the class for each person holding options, warrants or other rights exercisable within 60 days of September 15, 2000 has been calculated as though shares of Common Stock subject to such options were outstanding, but such shares have not been deemed outstanding for the purpose of calculating the percentage of the class owned by any other person.

(2) The percentage indicated represents the number of shares of Common Stock, warrants and options exercisable within 60 days held by the indicated shareholder divided by the sum of (a) the number of shares subject to options exercisable by such shareholder within 60 days and (b) 23,929,745, which is the number of shares of Common Stock issued and outstanding as of September 15, 2000.

(3) Includes 1,500,000 options to purchase Common Stock exercisable within 60 days of September 15, 2000 granted to Mr. Rudd by Caldera Holding Company, L.C. covering shares owned by certain founding shareholders of the Company. See "Certain Relationships And Related Transactions." Such 1,500,000 shares are also included in the shares beneficially owned by Caldera because, until the option is exercised or Caldera's agreement with the founding shareholders expires, Caldera retains dispositive power and voting power with respect to such shares.

(4) Includes 250,000 options to purchase Common Stock exercisable within 60 days of September 15, 2000.

(5) Caldera became beneficial owner of such shares pursuant to an agreement with certain founding shareholders of the Company described in this Proxy Statement under the heading "Certain Relationships And Related Transactions." Although Caldera does not have the right to receive any dividends or financial benefits associated with such shares, Caldera is considered the beneficial owner of the shares subject to its agreement with the founding shareholders because it has dispositive power and voting power with respect thereto.

(6) Includes 1,750,000 options to purchase Common Stock exercisable within 60 days of September 15, 2000.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that no forms other than the following were delinquent or were not filed during the most recent fiscal year or prior years (to the extent not previously disclosed): Arthur Dearing's Form 3 was due on February 24, 2000, Susan Richards' Form 3 was due on April 11, 2000, Alan Rudd's Form 3 was due on November 96, 1999, Jeff Swain's Form 3 was due on February 24, 2000, and Stephen Russo's Form 3 was due on February 11, 2000. A Form 3 with respect to each of these individuals was filed on June 19, 2000.

PROPOSAL  NO. 2 - AMENDMENT  OF  CERTIFICATE  OF  INCORPORATION  TO DECREASE THE
                  NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Board has proposed to amend the Certificate of Incorporation of the Company for the purpose of effecting a 2 to 1 reverse stock split with respect to outstanding shares of Common Stock. A copy of the proposed Certificate of Amendment of Certificate of Incorporation (the "Amendment") that we intend to use to effect the reverse stock split, if the reverse stock split is approved by shareholders, is attached hereto as Appendix A. If the Amendment is approved at the Shareholder's meeting, the Company intends to promptly sign the Amendment and send it to the Delaware Secretary of State for filing. The Amendment will be effective on November 30, 2000, which is the record date for the 2 to 1 reverse stock split.

Purpose of Proposed Reverse Stock Split

         The purpose of the proposed 2 to 1 reverse stock split is to decrease the number of outstanding shares of Common Stock and shares subject to outstanding options and warrants in order to increase the market value of each share of the Common Stock. We believe that the number of shares of Common Stock presently outstanding or subject to outstanding purchase rights is high enough that it may have the effect of deterring future investment in the Company. In addition, management and the Board would like for the Common Stock to qualify for listing on the Nasdaq SmallCap Market or other exchange in the near future. Although the Common Stock is not traded on an exchange or quoted on the Nasdaq OTC Bulletin Board, management believes that the price investors are willing to pay for a share of Common Stock is, or would be, below the minimum bid price for initial listing on the Nasdaq SmallCap Market (which is $4 per share). We believe that the key to increasing the price investors are willing to pay for a share of Common Stock and investor interest in the Company is to increase the Company's product offerings and revenues; however, we believe that reducing by 1/2 the number of shares of Common Stock will immediately increase the price investors are willing to pay for a share of Common Stock and help us reach our goal of increasing the price investors are willing to pay for a share of Common Stock to over $4 per share.

         In addition to the minimum bid price requirements, additional requirements exist for listing on the Nasdaq SmallCap Market. The following table sets forth information regarding the listing requirements for the Nasdaq SmallCap Market and the Company's present compliance (or estimated compliance) with such:

Listing Requirements:                                        Company's Current Status Regarding Requirement:
--------------------                                         ----------------------------------------------
Net Tangible Assets of $4 million;                           Currently satisfied.
Market Capitalization of $50 million; or
Net Income of $750,000 in last fiscal year:

Public Float of 1 million shares:                            Currently satisfied.

Market Value of Public Float of $5,000,000:                  Unknown due to lack of trading history; probably not
                                                             satisfied, but would be satisfied if minimum bid price
                                                             was at least $4.00.

Minimum Bid Price of $4.00:                                  Unknown due to lack of trading history; probably not
                                                             satisfied.

Three Market Makers:                                         Currently unsatisfied.

300 Round Lot Holders:                                       Currently satisfied.

One Year Operating History:                                  Currently satisfied

Corporate Governance:                                        Currently satisfied

Although management and the Board expect that a reverse split will increase the price investors are willing to pay for a share of Common Stock, there can be no assurance that the reverse split will increase the price in proportion to the reduction of shares due to a reverse split, or that any increase in the price will occur. Because the Common Stock is not traded on an exchange or Nasdaq, and its stock price is not quoted on the Nasdaq OTC Bulletin Board, information regarding the current trading price (if any) of the Common Stock is not available to the public (if at all). Although the market price for an equity security generally increases by approximately two-fold in connection with a 2 to 1 reverse stock split of an exchange traded security with a high trading volume, the reaction of the market to the reverse stock split in a security that is not exchange traded (or quoted on the Nasdaq OTC Bulletin Board) and is very thinly traded, if at all, is not as predicable. In light of the unavailability of market price information regarding the Common Stock, the current trading price (if any) for the Common Stock may not increase two-fold, or at all, as a result of the reverse stock split.

Effect of Proposed Reverse Stock Split

         If the Amendment is approved and the proposed 2 to 1 reverse stock split effected, each outstanding share of Common Stock as of the record date of the reverse stock split will immediately and automatically be changed, as of the effective date of the amendment, into 1/2 of a share of Common Stock. In addition, the number of shares of Common Stock subject to outstanding options and warrants issued by the Company will be reduced by 1/2. No fractional shares of Common Stock or script will be issued in connection with the proposed reverse stock split. Holders of the Company's Common Stock who would otherwise receive one-half of a share of Common Stock pursuant to the reverse split will have their one-half share rounded up to one full share of Common Stock (e.g., a person holding 1,001 shares of Common Stock prior to the reverse split would receive 501 shares of Common Stock following the reverse split instead of 500 1/2 shares).

         As of September 30, 2000, the record date for the Annual Meeting, there were 23,929,745 shares of Common Stock issued and outstanding, and 4,017,222 shares of Common Stock subject to warrants and options granted by the Company. Assuming the reverse stock split were to occur on that date, the number of shares issued and outstanding would be 11,964,873 shares (subject to adjustment due to rounding of 1/2 shares), and the number of shares subject to outstanding warrants and options granted by the Company would be 2,008,611 (subject to adjustment due to rounding of 1/2 shares). The record date for the proposed 2 to 1 stock split is November 30, 2000. If additional shares of Common Stock are issued or redeemed between September 30, 2000 and November 30, 2000, the actual number of shares issued and outstanding before and after the stock split will increase or decrease accordingly.

         Because the reverse stock split will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock, the proposed reverse stock split will not alter the relative rights and preferences of existing shareholders. The Amendment will, however, effectively increase the number of shares of Common Stock available for future issuances by the Board. In our Certificate of Incorporation, the Board is authorized to issue 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the Record Date, there were 23,929,745 shares of Common Stock issued and outstanding and 4,017,222 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants. The Amendment will not decrease the number of shares the Board is authorized to issue, and shares of Common Stock effectively cancelled as a result of the reverse stock split will be available for reissue. Accordingly, while there are presently 22,053,033 shares of Common Stock authorized and available for future issuance by the Board (50,000,000 authorized, less 23,929,745 presently outstanding, less 4,017,222 reserved for issuance upon outstanding purchase rights), if the Amendment is approved and the reverse stock split effected, the number of shares of Common Stock available for future issuance will increase to 36,026,516 shares (50,000,000 authorized, less approximately 11,964,873 outstanding, less 2,008,611 reserved for issuance upon outstanding purchase rights). There are no current plans, proposals or understandings for any use of the additional shares that would be available for issuance as a result of the proposed reverse stock split.

         If the reverse split proposal is approved by the shareholders, some shareholders may consequently own less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those shareholders who own less than one hundred shares following a reverse split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

Penny Stock

         Shares of the Common Stock may be deemed to be "penny stock," resulting in increased risks to our investors and certain requirements being imposed on some brokers who execute transactions in our Common Stock. In general, a penny stock is a an equity security that:

    o    Is priced under five dollars;

    o Is not traded on a national stock exchange or on Nasdaq (the NASD's automated quotation systems for actively traded stock);

    o    May be listed in the "pink  sheets" or the Nasdaq OTC  Bulletin  Board;
         and

    o Is issued by a company that has less than $5 million dollars in net tangible assets (if it has been in business less than three years) or has less than $2 million dollars in net tangible assets (if it has been in business for at least three years); and

    o Is issued by a company that has average revenues of less than $6 million for the past three years.

The Common Stock has an unknown trading price (presumably less than five dollars), is not trading on an exchange or Nasdaq and is issued by a Company that has average revenues of less than $6 million. However, the Company has been in business for at least three years and, according to the pro forma balance sheet included in the notes of the Company's most recent audited financial statements, has more than $2 million dollars in net tangible assets.
Accordingly, we do not believe the Common Stock is presently a "penny stock." Nonetheless, because the Company's primary tangible assets include highly volatile marketable securities, our net tangible assets may be less than $2 million dollars at some date in the future and, unless the Common Stock is listed on a stock exchange or has a market price of $5, the Common Stock will qualify as penny stock. Although a purpose of the proposed 2 to 1 reverse stock split is to increase the market value of the Common Stock, the Company does not believe that the reverse stock split will have the effect of increasing the market price for the Common Stock to over $5 share (and thereby ensure that the Common Stock is not penny stock).

         At any time the Common Stock qualifies as a penny stock, the following requirements, among others, will generally apply:

         o certain broker-dealers who recommend penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000, jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

         o prior to executing any transaction involving penny stock, certain broker-dealers must deliver to certain purchasers a disclosure schedule explaining the risks involved in owning penny stock, the broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale.

         o in connection with the execution of any transaction involving penny stock, certain broker dealers must deliver to certain purchasers the following:

              o  bid and offer price quotes and volume information,
              o  the broker-dealer's compensation for the trade,
              o  the compensation received by certain salesperson for the trade,
              o  monthly accounts statements, and
              o a written statement of the purchaser's financial situation and investment goals.

These requirements significantly add to the burden of the broker-dealer and limit the market for penny stocks.

         If our Common Stock is or becomes subject to the existing rules on penny stocks, the liquidity and market price for our Common Stock could be severely affected by limiting the ability of broker-dealers to sell our Common Stock and the ability of shareholders to sell their securities in the secondary market.

Exchange of Share Certificates

         Each certificate representing shares of Common Stock that is issued and outstanding, or issued and held by the Company, immediately on November 30, 2000, shall thereafter for all purposes be deemed to represent 1/2 share of Common Stock for each share of Common Stock presently represented by such certificate. Each holder of record of a certificate for one or more shares of Common Stock as of November 30, 2000, shall be entitled to receive, as soon as practicable, and upon surrender of each certificate to the officer or agent having charge of the stock transfer books of the Company, a certificate or certificates representing 1/2 share of Common Stock (subject to the rounding procedures previously discussed) for each share of Common Stock represented by the certificate of such holder immediately prior to the effective time. The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable. Any legends set forth on any existing certificate will also be set forth on the corresponding replacement certificate.

         The Board of Directors recommends a vote FOR the amendment to the Certificate of Incorporation to effect a 2 to 1 reverse stock split of the Common Stock.

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Ratification of the appointment by the Board of Directors of the independent public accountants for the Company for the current fiscal year ending March 31, 2001 is to be voted upon at the Annual Meeting. The Board of Directors recommends shareholder ratification of the appointment of Mantyla McReynolds, a Professional Corporation, whose appointment has been approved, subject to shareholder approval, by the Board of Directors. Representatives of Mantyla McReynolds are expected to be present at the Annual Meeting to answer any questions shareholders may have and will be given the opportunity to make a statement if they desire to do so.

         The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Mantyla McReynolds.

         The board of directors recommends a vote for the ratification of the appointment of Mantyla McReynolds, a Professional Corporation, as independent public accountants for the current fiscal year ending march 31, 2001.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                            PROPOSALS OF SHAREHOLDERS

         In order to be included in the proxy statement and form of proxy relating to the Company's annual meeting of shareholders to be held in 2001, proposals that shareholders intend to present at such annual meeting must be received by the corporate secretary of the Company, at the Company's executive offices, 10542 South Jordan Gateway, Suite 200, South Jordan, Utah, 84095 no later than May 14, 2001. Any shareholder proposal also must be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at the Company's annual meeting of shareholders to be held in the 2001 calendar year, but fails to notify the Company of such intention prior to August 4, 2001, then a proxy solicited by the board of directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

                    INCORPORATION OF INFORMATION BY REFERENCE

         The Company has delivered herewith a copy of the Company's Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2000 and a copy of a Quarterly Report on Form 10-Q for the period ended June 30, 2000, including the financial statements and schedules thereto. "Item 6. Management's Discussion and Analysis" and "Item 7. Financial Statements" from such reports are incorporated in this Proxy by reference.

                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2000, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested and payment is made for actual reproduction costs of such exhibits), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Stephen Russo at 10542 South Jordan Gateway, Suite 200, South Jordan, Utah, 84005, phone number: 801.501.7100, facsimile number: 801.501.0701.

                                   Appendix A

                        Proposed Certificate of Amendment
                                       of
                          Certificate of Incorporation

                                 [see attached]

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

         SunDog Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of shareholders. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall have the following additional language after subsection (h):

                           Each  two (2)  shares  of  Common  Stock  issued  and
                  outstanding as of 5:00 p.m. Eastern Time on November 30, 2000, (the "Change Time"), and each issued two (2) shares of Common Stock held by the Company on and as of the Change Time, shall be, on and as of the Change Time, combined into one share of Common Stock.

                           Each certificate  representing shares of Common Stock
                  that is issued and outstanding, or issued and held by the Company, immediately prior to the Change Time, shall thereafter for all purposes be deemed to represent one share of the corresponding class of Common Stock for each two (2) shares of Common Stock represented by such certificate; and each holder of record of a certificate for two (2) or more shares of Common Stock as of the Change Time shall be entitled to receive, as soon as practicable, and upon surrender of each certificate to the officer or agent having charge of the stock transfer books of the Company, a certificate or certificates representing one share of Common Stock for each two (2) shares of Common Stock represented by the certificate of such holder immediately prior to the Change Time. No fractional shares of Common Stock or script will be issued in connection with the foregoing. Holders of the Common Stock who would otherwise be entitled to a fractional share will receive the next largest whole number of shares of Common Stock. The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable.

         SECOND: That thereafter, the annual meeting of the Company was duly called and held upon on November 9, 2000 at 10:00 a.m. (the "Annual Meeting"), at which Annual Meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD:   That the  amendment was duly  adopted in  accordance  with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of the amendment.

         IN  WITNESS  WHEREOF,   Sundog  Technologies,   Inc.  has  caused  this
certificate   to  be  signed  by  Alan  Rudd,   an  Authorized   Officer,   this
_____________________ day of __________________, 2000.



                                                 By: /s/ Alan Rudd
                                                 -----------------
                                                         Alan Rudd, President